Exhibit 10.46

SATISFACTION AND RELEASE

This SATISFACTION AND RELEASE (this "Agreement") is made by and between Charlie’s Holdings, Inc., a Nevada corporation (“Holdings”), Charlie’s Chalk Dust, LLC, a Delaware limited liability company (“Chalk Dust”), and Don Polly LLC, a Nevada limited liability company (“Don Polly”, and together with Holdings and Chalk Dust, individually and collectively, “Company”), on the one hand, and Red Beard Holdings, LLC, a Delaware limited liability company (the “Lender”) on the other. Company and Red Beard are sometimes collectively referred to herein as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, the Parties executed that certain Secured Promissory Note on April 8, 2020, in favor of Red Beard in the original principal amount of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) (the “Note”), and that certain Security Agreement also dated April 8, 2020 (the “Security Agreement”);

WHEREAS, the Parties amended the Note and Security Agreement as set forth in Amendment No. 1 to Secured Promissory Note and Security Agreement dated August 27, 2020 (“Amendment No. 1”), Amendment No. 2 to Secured Promissory Note and Security Agreement dated September 30, 2020 (“Amendment No. 2”), Amendment No. 3 to Secured Promissory Note and Security Agreement dated October 29, 2020 (“Amendment No. 3”), Amendment No. 4 to Secured Promissory Note and Security Agreement effective December 1, 2020 (“Amendment No. 4”), and Amendment No. 5 to Secured Promissory Note and Security Agreement, effective December 5, 2020 ("Amendment No. 5") (Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, and Amendment No. 5 are collectively, the "Amended Note");

WHEREAS, the Note, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, and Amendment No. 5, has a principal amount of One Million Four Hundred Thousand and 00/100 Dollars ($1,400,000.00) (the "Principal"), has a guaranteed minimum interest of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (the "Guaranteed Interest"), and matured on February 15, 2020 (the “Maturity Date”); and

WHEREAS, the Company desires to pay to Red Beard One Million Five Hundred Fifty Thousand and 00/100 Dollars (the "Settlement Amount"), and Red Beard desires to accept the Settlement Amount, in full satisfaction of the Amended Note.

NOW, THEREFORE, in consideration of the premises and the mutual representations and covenants hereinafter set forth, the parties hereto do hereby agree as follows:

AGREEMENT

1.            Confirmation of Indebtedness.  The Principal and Guaranteed Interest as of the date of this Agreement was equal to the Settlement Amount (the "Indebtedness"), which bears interest from and after the Maturity Date at the rate of twenty percent (20%) per annum until the Company repays the Principal and Guaranteed Interest in full.

2.           Delivery of Settlement Amount in Satisfaction of Indebtedness.  Subject to the terms and conditions herein, the Company agrees to deliver the Settlement Amount to Lender upon pursuant to the terms of this Section 2. Payment of the Settlement Amount shall be in the form of a wire transfer in immediately available funds to an account designated by Lender in writing to the Company within two (2) days of the Effective Date.

3.           Satisfaction of Indebtedness.  Upon delivery of the Settlement Amount by the Company in accordance with this Agreement, (a) the Lender hereby agrees that the Indebtedness will have been fully and completely satisfied; (b) the Lender hereby compromises, settles, resolves, discharges, and releases the Company, and its successors and assigns, from the payment of any and all amounts due and payable to the Lender or accrued on or prior to the Effective Date, in each case under the Amended Note; and (c) releases and discharges any and all security interests in and to the Collateral (as defined in the Security Agreement).

4.           Lender Release.  Effective upon delivery of the Settlement Amount by the Company in accordance with this Agreement, the Lender, for itself and for any and all of its past or present shareholders, members, predecessors, successors, parents and subsidiaries, partners, officers, directors, managers, employees, agents, servants, attorneys, assigns, transferees, beneficiaries, subrogees, insurers, underwriters, and any others claiming by, through, under, or in concert with it, and each of them (collectively, the “Lender Releasors”), does hereby release and forever discharge the Company, and to the extent they are acting by, through, under, or in concert with the Company, each of the Company’s past or present shareholders, members, predecessors, successors, parents and subsidiaries, partners, officers, directors, managers, employees, agents, servants, attorneys, assigns, transferees, beneficiaries, subrogees, insurers, underwriters, and any others claiming by, through, under, or in concert with it, and each of them (collectively, the “Company Releasees”), of and from any and all claims, obligations, damages, losses, injuries, debts, rights, rights to payment, rights to equitable remedies, rights to legal or equitable relief, demands, allegations, counterclaims, cross-claims, contracts, covenants, agreements, promises, trespasses, torts, tortious conduct, dues, accounts, bonds, bills, notices, costs, expenses, attorneys’ fees, judgments, executions, liens, encumbrances, contribution rights, indemnity rights, actions, causes of action, choses in action, suits, controversies, disputes, vicarious liability, challenges, and liabilities of any kind or nature whatsoever in law, equity, or otherwise, whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, accrued or inchoate, which have existed or may have existed or that may yet exist or do exist, that any of the Lender Releasors at any time had, owned, or held from the beginning of the world through the Effective Date against any of the Company Releasees arising under or relating to any matter or thing done, omitted, or suffered to be done by the Company Releasees arising from, out of, or in any way connected to: (a) the Amended Note or any other document evidencing the Indebtedness (the “Indebtedness Documents”); and (b) any act, omission, event, or condition that might arguably create or constitute a breach or default under the Indebtedness Documents (collectively, the “Lender Released Claims”).

5.           Covenants Not to Sue.  Effective upon the delivery of the Settlement Amount by the Company to Lender in accordance with this Agreement, the Lender agrees that it shall not file suit or initiate legal proceedings against any person for events occurring prior to the date of this Agreement for the collection of the Indebtedness or any claim for relief arising under the Indebtedness Documents or the obligation evidenced thereby.

6.           Company Release. Effective upon delivery of the Settlement Amount by the Company to the Lender in accordance with the Settlement Instructions, the Company, on behalf of itself and its successors and assigns, hereby forever waives, releases and discharges, and hereby covenants not to assert or prosecute, any and all claims (including, without limitation, cross-claims, counterclaims, rights of setoff and recoupment), causes of action, demands, suits, costs, expenses and damages arising out of actions taken under the Indebtedness Documents or any failure to act under the Indebtedness Documents that it now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity (the “Company Released Claims”, and collectively with the Lender Released Claims, the “Released Claims”), against the Lender (in its capacity as a lender or in any other capacity) and any its subsidiaries and affiliates, and each its successors, assigns, officers, directors, employees, agents, attorneys and other representatives (collectively, the “Lender Releasees”, and collectively with the Company Releasees, the “Releasees”), based in whole or in part on facts, whether or not known, existing on or prior to the Effective Date.

7.           Releases to be Construed Broadly; All Derivative Claims Released.  The parties hereto intend and agree that the releases provided hereunder shall be construed to the broadest extent permitted by law and, to the extent permitted by law, that the scope of the releases shall be expanded for the benefit of the parties and the identified Releasees to the extent that, at any time after the Effective Date, the law is clarified or changed to permit such a broader construction.  To the extent this Agreement and the releases hereunder become effective, (a) neither the Lender nor any person claiming by, through, or under the Lender may pursue any Company Released Claims against the Company Releasees, and (b) neither the Company nor any person claiming by, through, or under the Company may pursue any released claims against the Lender Releasees.  Among other things, no party, equity holder, or other party in privity with Lender or the Company, respectively, may assert any claims against the Company Releasees or the Lender Releasees, as applicable: (x) that might be characterized as “derivative” of the rights or claims of Lender or the Company, as applicable; or (y) that arise from or relate to the Indebtedness Documents.

8.           Unknown or Undiscovered Claims.  The parties acknowledge that: (a) they may subsequently discover facts in addition to, or different from, those that they now know or believe to be true with respect to the Released Claims; and (b) they may have sustained or may yet sustain damages, costs, or expenses that are presently unknown and that relate to those claims.  The parties acknowledge, however, that they have negotiated, agreed upon, and entered into this Agreement with full knowledge of these possibilities and agree that, notwithstanding the provisions of California Civil Code Section 1542, or by any law of any state or territory of the United States or other jurisdiction, or principle of common law, which is similar, comparable or equivalent to Section 1542 of the California Civil Code (“Comparable Laws”), this Agreement shall not be affected in any manner whatsoever if any of these possibilities comes to pass, and it is intended to release all claims, including those that are unknown or unsuspected.  In entering into this Agreement, each party expressly waives any rights or benefits under Section 1542 of the California Civil Code or Comparable Laws with respect to the Released Claims, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

9.             Costs.  Each party shall pay his or its own costs and expenses incurred or to be incurred by each in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

10.           Notices.  Any notice, demand, request, or other communication permitted or required under this Agreement shall be in writing and shall be deemed to have been given as of the date so delivered, if personally delivered; as of the date so sent, if transmitted by facsimile and receipt is confirmed by the facsimile operator of the recipient; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date so sent, if delivered by overnight courier service, addressed as follows:

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If to the Company:

Charlie's Chalkdust, Inc.
Attn: Brandon Stump, CEO
1007 Brioso Drive
Costa Mesa, California 92627
Telephone: 949-203-3500
Email: brandon@charlieschalkdust.com

With a copy to:

Disclosure Law Group, a Professional Corporation
655 West Broadway, Suite 870
San Diego, CA 92101
Telephone:  619-272-7062
Attention: Daniel W. Rumsey
Email: drumsey@disclosurelawgroup.com

 If to the Lender:

Red Beard Holdings, LLC
Attn: Matt Gless
2525 Main Street, Suite 400
Irvine, CA 92614
Telephone:
Email: matt@tobacapital.com

Notwithstanding the foregoing, service of legal process or other similar communications shall not be given by electronic mail and will not be deemed duly given under this Agreement if delivered by such means.  Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

12.           Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter hereof.  There are no other courses of dealing, understanding, agreements, representations, or warranties, written or oral, except as set forth herein.

13.          Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Effective Date, this Agreement may be amended by a writing signed by all parties hereto, respecting any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

14.           Form of Execution; Counterparts.  A valid and binding signature hereto or on any notice or demand hereunder may be in the form of a manual execution or a true copy made by photographic, xerographic, conversion to portable document format (pdf), or other electronic process that provides similar copy accuracy of a document that has been executed, and such electronic signature or record shall be of the same legal effect, validity, or enforceability as a manually executed signature.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

15.           Governing Law.  This Agreement shall be governed by, and construed under and in accordance with, the laws of the state of California without giving effect to any choice or conflict of law provision or rule (whether the state of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of California.

16.           Interpretation.  Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  Except when the context clearly requires to the contrary: (a) the word “or” shall not be applied in its exclusive sense, unless the context otherwise requires; (b) instances of gender or entity-specific usage (e.g., “his,” “her,” “its” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; and (c) “including” shall mean that the items listed are illustrative, without any implication that all or even most of the components are mentioned.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

“COMPANY” CHARLIE’S HOLDINGS, INC., a Nevada corporation By: /s/ Brandon Stump Mr. Brandon Stump Chief Executive Officer	“RED BEARD” RED BEARD HOLDINGS, LLC a Delaware limited liability company By: /s/ Vincent Smith Vincent C. Smith General Partner

CHARLIE’S CHALK DUST, LLC
a Delaware limited liability company

By: /s/ Brandon Stump
Mr. Brandon Stump
Chief Executive Officer

DON POLLY LLC
a Nevada limited liability company

By: /s/ Brandon Stump
Mr. Brandon Stump
Chief Executive Officer